Exhibit 99.1

Everyday Health, Inc. Appoints Laizer Kornwasser to the Board of Directors

NEW YORK, July 23, 2015 – Everyday Health, Inc. (NYSE: EVDY), a leading digital health and wellness company, today announced that Laizer D. Kornwasser will join its board of directors effective immediately.  Mr. Kornwasser has deep experience across the healthcare industry, having held senior executive positions at Valeant Pharmaceuticals International and Medco Health Solutions.

“We are extremely excited for Laizer to be joining our board of directors,” said Ben Wolin, co-founder and CEO of Everyday Health. “His knowledge of the dramatic changes occurring across the healthcare landscape is unparalleled, and he has achieved great success navigating these changes. Laizer’s deep understanding of the business goals across pharmaceutical companies, payors and providers, as well as his success in driving strategic M&A, will be beneficial as we continue to scale our business and innovate across the healthcare sector.”

Mr. Kornwasser has over twenty years of experience in the healthcare, financial services and technology sectors.  Most recently, Mr. Kornwasser served as Executive Vice President, Company Group Chairman for Valeant Pharmaceuticals International, Inc. At Valeant Pharmaceuticals, Mr. Kornwasser was responsible for the neurology, dental, aesthetics, generics, managed care and trade divisions, as well as the Canadian operations. Previously, Mr. Kornwasser held senior executive roles at Medco Health Solutions, Inc. from August 2003 until its acquisition by Express Scripts in April 2012, including Senior Vice President of Consumer Solutions and Retail Markets. Prior to joining Medco, Mr. Kornwasser held positions at Merrill Lynch, Coopers & Lybrand, Opera Solutions and Walker Digital and served as an associate professor at Yeshiva University.  He has an M.B.A. from Harvard Business School and a B.S. in Accounting from Yeshiva University.

About Everyday Health, Inc. Everyday Health, Inc. (NYSE: EVDY) is a leading provider of digital health and wellness solutions. Everyday Health attracts a large and engaged audience of consumers and healthcare professionals to its premier health and wellness properties, and utilizes its data and analytics expertise to deliver highly personalized content experiences and efficient and effective marketing and engagement solutions. Everyday Health enables consumers to manage their daily health and wellness needs, healthcare professionals to stay informed and make better decisions for their patients, and marketers, health payors and providers to communicate and engage with consumers and healthcare professionals to drive better health outcomes. Everyday Health's content and solutions are delivered through multiple channels, including desktop, mobile web, and mobile phone and tablet applications, as well as video and social media.

Contact:

Kim Fox, Everyday Health, 646-728-9777, kfox@everydayhealthinc.com